Exhibit 99.1

[OBJECT OMITTED]   Capital
                   Senior
                   Living
                   Corporation


For Immediate Release                                 Contact: Ralph A. Beattie
                                                                   972/770-5600


                   CAPITAL SENIOR LIVING CORPORATION COMPLETES
                      THE ACQUISITON OF THE TRIAD ENTITIES

DALLAS - (BUSINESS WIRE) - December 7, 2004 - Capital Senior Living Corporation (the "Company") (NYSE:CSU), one of the country's largest operators of senior living communities, announced that it has acquired the remaining partnership interests in Triad Senior Living I, L.P. ("Triad I") and has now completed the acquisition of all Triad entities.

Triad I owns five Waterford senior living communities in Shreveport, Louisiana, Mesquite, Texas, Fort Worth, Texas and two in San Antonio, Texas, along with two assisted living expansions in Canton, Ohio and Merrillville, Indiana. Resident capacity includes 756 independent residents in the five Waterfords and 122 residents who require some assistance with activities of daily living in the two expansions.

The Company previously owned an approximate 1 percent limited partnership interest in Triad I and has now acquired the partnership interest of the general partner and the other third party owned limited partnership interests that it did not already own. The Company now owns 100 percent of the interests in Triad I and, effective with this transaction, the Company now owns 100 percent of the original five Triad partnerships which own 19 communities.

The Company had an option, but not an obligation, to purchase the partnership interests of Lehman Brothers ("Lehman") for an amount specified in the partnership agreement. Furthermore, Lehman had agreed to withdraw as a partner in the Triad I partnership to the extent it had received distributions in an amount equal to its capital contributions of $12.4 million.

Lehman Brothers agreed to transfer its interest to the Company in exchange for a cash payment of $4.0 million and a non-interest bearing note due within five years. The note will be deemed paid in full under any of the following three conditions: 1) the Company makes a payment of $3.5 million before November 29, 2008, 2) the Company makes a payment of $4.25 million before November 29, 2009, or 3) the Company makes a payment of $5.0 million on November 30, 2009.
Consequently, the Company will acquire Lehman's interests for total consideration of between $7.5 and $9.0 million, depending upon the repayment date of the note.

The Company has consolidated the financial position of Triad I since December 31, 2003 and has consolidated the operations of Triad I beginning January 1, 2004 due to the adoption of FASB Interpretation No. 46 ("FIN 46") "Consolidation of Variable Interest Entities." While the Company has consolidated the operating results of Triad I in 2004, the tax benefit of the losses has not been available. Consequently the acquisition of Triad I is expected to be accretive to earnings.

"We are pleased to have completed the acquisition of all five Triad partnerships," commented James A. Stroud, Chairman of the Company. "These 19 communities in five Triad entities represent strong growth potential for the Company through further improvement in occupancy and increasing lease rates to market levels."

"The acquisition of Triad I is a further step in simplifying our story for the investment community," stated Lawrence A. Cohen, Chief Executive Officer. "Of the 56 communities in our portfolio, we now have full ownership of 31 communities, joint venture interests and management of 10 communities and third-party management contracts on 15 communities. We believe this transparency will benefit our shareholders."

ABOUT THE COMPANY

Capital Senior Living Corporation is one of the nation's largest operators of residential communities for senior adults. The Company's operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.

The Company currently operates 56 senior living communities in 20 states with an aggregate capacity of approximately 8,700 residents, including 41 senior living communities which the Company owns or in which the Company has an ownership interest, and 15 communities it manages for third parties. In the communities operated by the company, 85 percent of residents live independently and 15 percent of residents require assistance with activities of daily living.

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company's ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.


Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Matt Hayden, Hayden Communications, Inc. at 858-456-4533 for more information.